ADMINISTRATIVE AGREEMENT



      AGREEMENT dated as of December 6, 1996 between the CORNERCAP GROUP OF FUNDS (the "Trust"), a diversified, open-end management investment company, duly organized as a business trust in accordance with the laws of the Commonwealth of Massachusetts, and Fortune Fund Administration Inc. ("FFA"), a corporation duly organized as a corporation in accordance with the laws of the State of Georgia.

WITNESSETH THAT:

      WHEREAS, the Trust has one class of shares which may be divided into two or more series or funds, each representing an interest in a separate portfolio of investments; and

      WHEREAS, the shres of the Trust have been divided into two series known as the CornerCap Growth Fund and the CornerCap growth Fund and the CornerCap Balanced Fund
(collectively, the "Funds"); and

      WHEREAS, the Trust desires to appoint FFA as its Administrator to (i) perform certain recordkeeping and shareholder servicing functions required of a duly registered investment company to comply with certain provisions of federal, state and local law, rules and regulations, (ii) prepare and file certain financial and other reports (including internal financial reports, quarterly, semi-annual and annual reports to shareholders, Form N-SAR reports and post-effective amendments to the Fund's registration statement), (iii) perform certain daily functions in connection with on-going operations of the Trust, and (iv) provide ministerial services to implement the investment decisions of the Trust and its investment manager (collectively, the "services"); and

      WHEREAS, FFA is willing to perform directly or to sub-contract to qualified service providers such functions upon the terms and conditions herein set forth;

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

      Section 1. The Trust hereby appoints FFA as its administrator to perform the services and such other functions as may be outlined in this Agreement, all as may be requested by the Trust, and FFA accepts such appointment on the terms and conditions of this Agreement. This Agreement shall be effective, as to the balanced fund, immediately upon the closing of hte reorganization between such fund and The Atlanta Growth Fund, Inc. This Agreement shall be effective as to the Growth Fund at such future time as the parties agree.

      Section 2. As part of its administrative functions hereunder, FFA shall examine and review certain of the Trust's shareholder records and documents in order to determine and/or recommend how such records and documents shall be maintained. FFA, upon receipt of necessary information and Written or Oral Instructions from the Trust, shall maintain and keep current such shareholder records and documents.

      It shall be the responsibility of the Trust or its agents to furnish FFA with the net asset value per share, declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities.

      FFA shall maintain such shareholder records above mentioned as required by regulation and as agreed upon between the Trust and FFA.

      Section 3. The Trust shall confirm to the Trust's Transfer Agent all Share purchases and redemptions effected through the Trust or its distributor. FFA shall receive from the Trust's Transfer Agent daily reports of Share purchases, redemptions, and total Shares outstanding. Reports of purchases and redemptions so received shall be deemed to be Share orders to the Trust and shall be deemed to be orders accepted by the Trust when so received.

      FFA shall reconcile its records of outstanding Shares and shareholder accounts with the Trust's Transfer Agent periodically and at least monthly.

      Section 4. FFA shall also provide assistance to the Trust in the servicing of shareholder accounts, which may include telephone and written conversations, assistance in redemptions, exchanges, transfers and opening accounts as may be required from time to time. FFA shall, at the direction of the Trust, also prepare and maintain the Trust's Blue Sky registrations. FFA shall, in addition, provide such additional administrative management and services as it and the Trust may from time to time agree. FFA may employ such other persons as it may deem appropriate to perform any services required to be provided by FFA hereunder, provided that FFA shall remain liable to the full extent provided herein as if there were no delegation and that FFA shall be solely responsible for the fees and expenses of such other persons

      Section 5. The accounts and records maintained by FFA shall be the property of the Trust, and shall be made available to the Trust, within a reasonable period of time, upon demand. FFA shall assist the Trusts independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's accounts and records but shall be reimbursed for all expenses and employee time (see rates at Schedule A) invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Trust of any necessary information, FFA shall assist the Trust and its auditors in organizing necessary data for the Trust's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Trust and FFA shall agree upon from time to time.

      Section 6. FFA and the Trust may from time to time adopt procedures they agree upon, and, absent knowledge to the contrary, FFA may conclusively assume that any procedure approved by the Trust or directed by the Trust, does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, by-laws, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible for notifying FFA of any changes in regulations or rules which might necessitate changes in the Trust's procedures.

      Section 7. FFA may relay upon the advice of the Trust and upon statements of the Trust's lawyers, accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and FFA shall not be liable for any actions taken in good faith upon such statements.

      Section 8. FFA shall not be liable for any actions taken in good faith reliance upon any authorized Oral Instructions, any Written Instructions, and certified copy of any resolution of the Board of Trustees of the Trust or any other document reasonably believed by FFA to be genuine and to have been executed or signed by the proper person or persons.

      FFA shall not be held to have notice of any change of authority of any officer, employee or agent of the Trust until receipt of notification thereof by the Trust.

      The Trust shall indemnify and hold FFA harmless from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of any information provided to FFA by the Trust (except information provided by agents of the Trust who are in any way affiliated with FFA), or the failure of the Trust to provide any information needed by FFA knowledgeably to perform its functions hereunder (excluding any such failure by an agent of the Trust who is in any way affiliated with FFA). Also, the Trust shall indemnify and hold harmless FFA from all claims and liabilities (including reasonable expenses for legal counsel) incurred by or assessed against FFA in connection with the performance of this agreement, except such as may arise from FFA's own negligent action, omission or willful misconduct; provided, however, that before confessing any claim against it, FFA shall give the Trust reasonable opportunity to defend against such claim in the name of the Trust or FFA or both.

      Section 9. The Trust agrees to pay FFA compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such schedule approved by the Trust's Board of Trustees and FFA.

      Section 10. Except as required by laws and regulations governing investment companies, nothing contained in FAA Agreement is intended to or shall require FFA, in any capacity hereunder, to perform any functions or duties on any holiday or other day of special observance on which FFA is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next business day on which both the Trust and FFA are open.

      Section 11. Either the Trust or FFA may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which time shall be not less than 60 days from the giving of such notice. Such termination shall be without penalty.

      Section 12. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first-class mail, postage prepaid, to the respective parties at their last known address, except that Oral Instructions may be given if authorized by the Board of the Trust and preceded by the certificate from the Trust's secretary so attesting.
      Notices to the Trust shall be directed to:

            100 Northcreek
            Suite 250
            3715 Northside Parkway, NW
            Atlanta, GA  30327
            Attn.:  Board of Trustees, CornerCap Group of Funds

      Notices to FFA shall be directed to:

            1389 Peachtree Street, NE
            Suite 180
            Atlanta, GA 30309-3035
            Attn.:  Michael B. Fortune


      Section 13. This Agreement may be executed in two or more counterparts, each of which, when so executed, shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      Section 14. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of FFA, or by FFA without the written consent of the Trust, authorized or approved by a resolution of its Board of Trustees.

      Section 15. This Agreement shall be governed by the laws of the State of Georgia.

      Section 16. FFA understands that the obligations of this Agreement are not binding upon any shareholder or trustee of the Fund's personally, but bind only the Funds' property; FFA represents that it has notice of the provisions of the Trust's Declaration of Trust disclaiming shareholder and trustee liability for acts or obligations of the Trust and the Funds.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.


CORNERCAP GROUP OF FUNDS             FORTUNE FUND ADMINISTRATION,
                                     INC.



By:  /s/ Thomas E. Quinn                  By:  /s/ Michael B. Fortune
      Thomas E. Quinn                          Michael B. Fortune
      President                                President

                           SCHEDULE A


      Pursuant to Section 9 of the Administration Agreement, dated December 6, 1996, by and between the CornerCap Group of Funds (the "Trust") and Fortune Fund Administration, Inc. ("FFA"), the Trust shall pay FFA a fee calculated and paid monthly as follows:

      A. For the performance of all services and other functions outlined in the Agreement and such other services as the Trust and FFA may agree, FFA shall be paid at the rate of 1/12th times .20% (twenty basis points) times the prior month ending net asset value for each Fund in the Trust, up to a maximum of $4,000.00 per month per Fund. The minimum annual fee shall be $12,000 per fund.

      B. In addition to the foregoing, the Trust shall reimburse FFA for any reasonable out-of-pocket expenses incurred by it, including but not limited to: postage, long distance telephone, special forms required by the Trust, any travel which may be required in the performance of its duties to the Trust and any other extraordinary expenses it may incur in connection with its services to the Trust, if such extraordinary expenses are approved in advance by the Trust. FFA will use the accountants and attorneys to the Trust when possible whenever these type services are required.


                        CORNERCAP GROUP OF FUNDS

                        By:  /s/ Thomas E. Quinn
                              Thomas E. Quinn
                              President


                        FORTUNE FUND ADMINISTRATION, INC

                        By:  /s/ Thomas E. Quinn
                              Michael B. Fortune
                              President